Exhibit 10.32

AMENDED & RESTATED EMPLOYMENT AGREEMENT FOR ANTHONY CHEUNG

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 16, 2024, by and between enGene Inc. (the “Company”) and Anthony Cheung (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated November 8, 2023 (“November 8, 2023 Agreement”);

WHEREAS, the Company has determined that it is in the best interest of the Company to continue the services and employment of the Executive as its Chief Scientific Officer, and the Executive is willing to render such services on the terms and conditions set forth herein; and

WHEREAS, the parties desire to amend and restate the November 8, 2023 Agreement to reflect such terms and conditions as set forth herein this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.
Employment.
(a)
Term. This Agreement shall begin on October 21, 2024 (the “Effective Date”) and shall continue for an indeterminate term until the termination of the Executive’s employment in accordance with this Agreement. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term”.
(b)
Duties. During the Term, the Executive shall serve as the Chief Scientific Officer with such duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO.
(c)
Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the CEO, in his sole discretion, on corporate boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s Code of Conduct and employment policies and do not violate the provisions of Section 14 below.
(d)
Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will continue to be in the Company’s offices located in the greater Montreal area in the province of Quebec and that the Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2.
Compensation.
(a)
Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of USD $450,000.00 (FOUR HUNDRED AND FIFTY THOUSAND DOLLARS), which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Parent Board”) of enGene Holdings Inc. (“Parent”).
(b)
Annual Bonus. The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the 2024 calendar year, based on the attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 40% of the Executive’s annual Base Salary (the “Target Annual Bonus”). Any Annual Bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the bonuses are paid to other executives of the Company; provided, that, in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the calendar year to which the Annual Bonus relates.
(c)
Equity Compensation. The Executive shall be eligible to participate in the enGene Holdings Inc. 2023 Incentive Equity Plan (the “Equity Plan”) at a level commensurate with similar to similarly situated executives of the Company, as determined in the sole discretion of the Compensation Committee. For 2024, subject to the Equity Plan and the terms of the Company’s equity compensation program for 2024, the Executive’s annual equity target amount shall be based on the mid-point range of the benchmarking analysis prepared by the Company’s independent compensation consultant, currently Pay Governance.
3.
Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. The Company shall also reimburse the Executive for access to private health clinics for him and his spouse (Telus Health Centres).
4.
Vacation. During the Term, the Executive shall be entitled to 25 (TWENTY-FIVE) days of paid annual vacation each year (which shall accrue at the rate of 2.08 days per calendar month); holiday and sick leave shall be at levels commensurate with those provided to similarly situated executives of the Company, in accordance with the Company’s policy and/or practices. If, at the end of the vacation year applicable to the Executive, he has unused vacation time, it shall be paid-out to him.
5.
Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6.
Termination of Employment Without Serious Reason; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Serious Reason or by the Executive for Good Reason, the provisions of this Section 6 shall apply.
(a)
The Company may terminate the Executive’s employment with the Company at any time without Serious Reason by notifying the Executive in writing thereof and the Executive may resign for Good Reason.
(b)
Unless the Executive complies with the provisions of Section 6(c) below, upon termination of employment under Section 6(a) above, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.
(c)
Notwithstanding the provisions of Section 6(b) above, upon termination of employment under Section 6(a) above, if the Executive executes the Release, and so long as the Executive continues to comply with the provisions of Section 14 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:
(i)
As payment of an indemnity in lieu of prior reasonable notice of termination, the continuation of the Executive’s Base Salary for the 18-month (EIGHTEEN MONTH) period (the “Indemnity Term”), at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which amount shall be paid in regular payroll installments over the Indemnity Term; and
(ii)
Continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to other Company employees for the Indemnity Term; provided that the Executive shall pay the employee portion of such coverage, the period health care continuation coverage shall run concurrently with the Indemnity Term, and notwithstanding the foregoing, the amount of any benefits provided by this subsection (ii) shall be eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment.
(iii)
An amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination, payable within forty-five (45) days of Executive’s termination of employment; provided, that such termination occurs six months or more into the applicable performance period for such Annual Bonus.
(iv)
Any time-based equity awards shall accelerate and vest with respect to the number of shares underlying the equity awards that would vest over the Indemnity Term had the Executive remained employed for such Indemnity Term and any equity awards that are subject to performance-based vesting shall vest and become exercisable, if at all, subject to the terms of such equity awards.
7.
Change in Control. Notwithstanding anything to the contrary herein, if there is a CIC Termination, then the provisions of this Section 7 shall apply.
(a)
Unless the Executive complies with the provisions of Section 7(b) below, upon CIC Termination, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(b)
Notwithstanding the provisions of Section 7(a) above, upon CIC Termination, if the Executive executes the Release, and so long as the Executive continues to comply with the provisions of Section 14 below, then, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following as compensation and benefits in lieu of prior reasonable notice of termination of employment:
(i)
Continuation of the Executive’s Base Salary for the 18-month (EIGHTEEN MONTH) period (the “CIC Indemnity Term”), at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which amount shall be paid in regular payroll installments over the CIC Severance Term;
(ii)
An amount equal to the Annual Target Bonus, payable within forty-five (45) days of Executive’s termination of employment;
(iii)
Continuation of benefits as set forth in Section 6(c)(ii), except that the Indemnity Term shall be the CIC Indemnity Term; and
(iv)
All time-based equity awards shall accelerate and become fully vested and any equity awards that are subject to performance-based vesting shall vest, if at all, subject to the terms of such equity awards.
8.
Serious Reason. The Company may terminate the Executive’s employment at any time for Serious Reason upon simple written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.
9.
Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.
10.
Disability. If the Executive incurs a Disability during the Term, subject to applicable law regarding accommodating the Executive’s disability, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations and if the Executive executes the Release, an amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination for Disability; provided, that such termination occurs six months or more into the applicable performance period. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan and if the Company does not have a long-term disability plan, shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for 120 days out of any 365 day period.
11.
Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. The Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
12.
Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parent(s), subsidiaries, and Affiliates.
13.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)
“Accrued Obligations” shall mean (i) any Base Salary earned through the Executive’s termination of employment that remains unpaid; (ii) any Annual Bonus payable with respect to any calendar year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid; (iii) in the event of a termination of employment as a result of death, an amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination; provided, that such termination occurs six months or more into the applicable performance period for such Annual Bonus; or (iv) any accrued, unused personal time off days, if required to be paid out under the Company policies. The Accrued Obligations shall be paid following the Executive’s termination of employment at such times and in accordance with such policies as would normally apply to such amounts and regardless of whether the Executive executes or revokes the Release.
(b)
“Change in Control” shall have the meaning set forth in the Equity Plan.
(c)
“Change in Control Period” shall mean the period commencing 90 days prior to a Change in Control and ending on the first anniversary of such Change in Control.
(d)
“CIC Termination” shall mean termination of the Executive’s employment by the Company without Serious Reason or by the Executive for Good Reason during the Change in Control Period, provided that, in either case, a Change in Control actually occurs.
(e)
“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability: (i) A material diminution by the Company of the Executive’s authority, reporting structure, duties or responsibilities; (ii) A material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 75 kilometers); (iii) A material diminution in the Executive’s Base Salary (other than an across the board reduction of base salary for similarly situated senior level employees); or (iv) Any action or inaction that constitutes a material breach by the Company of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within 60 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(f)
“Release” shall mean a separation agreement and general release of any and all claims against the Company and its Affiliates with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in form and substance specified by and acceptable to the Company and will include provisions in which the Executive shall reaffirm and agree to remain bound by the restrictive covenants set forth in Section 14 below. Such general release shall be executed and delivered by the Executive within sixty (60) days following delivery of the general release to the Executive.
(g)
“Serious Reason” shall mean any of the following grounds for the Executive’s termination of employment listed: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation, or embezzlement by the Executive of the Company’s funds; (iii) the Executive repeatedly negligently performing or failing to perform, or willfully refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (iv) the Executive’s conviction of or a plea of guilty to any crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its Affiliates; (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement; (vi) a material breach by the Executive of the Company’s Code of Conduct and Business Ethics; (vii) any other act or omission by the Executive that has a material adverse effect on the Company’s ability to operate or (viii) any other acts, omissions or circumstances that constitute a serious reason for termination of employment without prior notice pursuant to Article 2094 of the Civil Code of Quebec. Prior to any termination of employment for Serious Reason pursuant to each such event listed in (i), (iii), (v), (vi), or (vii) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting the Serious Reason and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.
14.
Restrictive Covenants.
(a)
Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and for eighteen (18) months following a termination of employment for any reason, including a termination of employment where an indemnity is not payable to the Executive (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States or Canada. The term “Competitive Business” means any person, concern or entity which is engaged in or conducts a business substantially the same as the Business of the Company and its Affiliates. The term “Business” means the discovery, research, development and commercialization by the Company or its Affiliates of gene therapy treatments currently under active discovery, development or commercialization (generally referred to internally as “Programs” and “Pipeline”), including material external sponsored research agreements. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing scope is reasonable and appropriate, and necessary to protect the Company’s legitimate business interests. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or Parent or any other entity under common control with the Company. Executive and the Company agree that the terms set forth in this Agreement, including without limitation, the increase in Base Salary, the Annual Bonus opportunity and rights to an indemnity in lieu of notice or termination that the Company is awarding the Executive as consideration for the covenants in this Section 14(a) constitute mutually-agreed upon consideration for the Executive’s compliance with this Section 14(a).
(b)
Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or attempt to solicit or hire; provided that the foregoing does not prohibit general solicitation or recruitment activities not directed at employees of the Company or soliciting, recruiting or hiring any person who responds thereto.
(c)
Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate; provided however that, for the portion of the Restriction Period occurring following the last day of the Term, this restriction shall only apply to customers or prospective customers with whom the Executive had business contact within the 12-month period immediately preceding the Executive’s last day of work.
(d)
Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. For purposes of this Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or an Affiliate is a party or a beneficiary; or (iii) any duty owed to the Company or an Affiliate by the Executive or by any third party. It shall also not include any information that was reasonably demonstrated to be known to the Executive prior to the Executive’s employment with the Company; provided, however, that if the Executive shall desire or seek to disclose, use, lecture upon, or publish any Proprietary Information, the Executive shall first obtain approval from the Company.

(e)
Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development of existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally. The Executive hereby waives, to the full extent permitted by applicable law, any “moral rights” in and to any Work Product.
(f)
Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish or communicate in any public forum or otherwise in a manner intended to achieve widespread publication or broadcast outside the Company or to substantial numbers of employees of the Company, any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, or investors.
(g)
Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary information, or Work Product.
(h)
Restrictive Covenant Acknowledgement. The Executive acknowledges and agrees that the foregoing restrictions contained in Section 14 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent the Executive from earning a living or pursuing a career.
15.
Personal Information. The Executive consents to the Company collecting, using and disclosing his personal information for purposes of administering his employment relationship or in the event of any proposed financing, sale or acquisition, provided that such disclosure is in accordance with the Company’s privacy policies and practices and applicable law. The Executive hereby acknowledges that his personal information will be held in Quebec but may be transferred and stored and/or processed in jurisdictions outside of Quebec, including the following jurisdiction(s): other Canadian provinces, United States of America and the European Union. Only individuals having a legitimate need to know the information will have access to the Employee's information: including human resources, management and finance personnel and then, only on a need-to-know basis. The Executive may access and/or request correction of his information by contacting the Company's human resources representative(s). Such requests will be processed in accordance with applicable law.
16.
Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, performance in kind or other relief or recourse, without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14.
17.
Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Section 14) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
18.
Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when emailed, hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

4868 Rue Levy, Suite 220,

Saint-Laurent, Québec

Canada H4R 2P9

Attn: Chief Executive Officer

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

19.
Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, provincial and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all applicable taxes due with respect to any payment received under this Agreement.
20.
Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
21.
Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.
22.
Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
23.
Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses (including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of) when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
24.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including without limitation that certain Employment Agreement between the Company and the Executive, made as of July 26, 2013 and the November 8, 2023 Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.
25.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
26.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada appliable therein.

27.
Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
28.
Acknowledgments. The Executive acknowledges that (a) the Executive has the right to consult with counsel prior to signing this Agreement and has had a full and adequate opportunity to read, understand and discuss with the Executive’s advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder, (b) this Agreement is supported by fair and reasonable consideration independent from the continuation of employment, and (c) the Executive received notice of this Agreement at least ten business days before it is to be effective.
29.
Language. The Executive hereby confirms that he has retained legal counsel to assist him in negotiating and entering into this Agreement. Furthermore, he hereby acknowledges and agrees that he, through his legal counsel, has freely and voluntarily negotiated the essential terms and conditions thereof prior to signing of his own accord this Agreement, and, as a result, he further acknowledges and agrees that this Agreement is and must be construed as at all times and under all applicable law as a private agreement (contrat de gré à gré), and not as a contract of adhesion. Therefore, the Executive has agreed that this Agreement be drafted in English only and has thus agreed to sign it drafted as such at his request and of his own accord. Le salarié confirme qu’il a retenu les services de conseillers juridiques afin de l’assister dans le cadre de la négociation et de la conclusion de ce Contrat. De plus, il reconnait et convient qu’il a, avec le concours de ses conseillers juridiques respectifs, négocié librement et volontairement les modalités et conditions essentielles de ce Contrat avant de signer de son plein gré ce Contrat, et, en conséquence, il reconnait et convient également que ce Contrat est et doit être interprété en tout temps comme un contrat de gré à gré en vertu de toute loi applicable, et non pas comme un contrat d’adhésion. Dès lors, le salarié a convenu que ce Contrat ne soit rédigé qu’en anglais et il a convenu de signer ce Contrat rédigé ainsi à sa demande et de son plein gré.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENGENE INC.

/s/ Ronald H. W. Cooper

Name: Ronald H. W. Cooper

Title: Chief Executive Officer

Date: 10/16/2024

EXECUTIVE

/s/ Anthony Cheung

Name: Anthony Cheung

Date: 10/16/2024